Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is entered as of December 13, 2004 (the “Effective Date”) by and among THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate, having its principal office at 201 Regent Hall, Regent Drive, Boulder, CO 80309 (“CU”), the University of Salford, a not for profit company organized under the laws of England and Wales having its principal office at Salford, Greater Manchester, UK, M5 4WT (“Salford”), Cancer Research Technology Limited, a company registered in England and Wales with registered number 1626049 having its principal office at Sardinia House, Sardinia Street, London, WC2A 3NL, UK (“CRT”), and ALLOS THERAPEUTICS, INC., a Delaware corporation having a place of business located at 11080 Circle Point Road, Suite 200, Westminster, Colorado 80020 (“Allos”).

BACKGROUND

WHEREAS, CU, Salford and CRT (collectively, the “Licensors”) are joint owners of patents, patent applications and related intellectual property covering or relating to Patent Compounds which include RH-1 (as each defined below);

WHEREAS, the National Cancer Institute Division of Cancer Treatment and Diagnosis (“NCI”) has access to RH-1 pursuant to a government program in which Salford and CU have participated for the purpose of conducting certain non-clinical studies using RH-1, and has generated data and information owned by one or more of the Licensors;

WHEREAS,  the PICR (as defined below) is a party to a Technology Transfer Agreement (the “TTA”), dated January 1, 1995, between PICR, CR-UK (as defined below, as successor in interest to Cancer Research Campaign) and CRT (formerly named Cancer Research Campaign Technology Limited), pursuant to which PICR has assigned to CRT all of PICR’s right, title and interest in the intellectual property rights in and to the Patent Compounds and under which PICR is obligated to assign rights to any of its future developments, improvements or inventions relating to the Patent Compounds, in each case insofar as wholly funded by CR-UK or Cancer Research Campaign, and subject to the termination provisions of that agreement; and

WHEREAS, Allos desires to obtain, and the Licensors are willing to grant, an exclusive license under the Licensors’ intellectual property relating to the Patent Compounds, on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

AGREEMENT

1.                                      DEFINITIONS.

1.1          “Affiliate” means a corporation, or entity, which, directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with a party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2          “Allos Improvements” means any invention, discovery, use, process, method, composition, formula, technique, information and data, whether or not patentable, that constitutes an improvement to the Licensed Technology and is generated, developed, conceived or reduced to practice during the term of this Agreement, by employees or others acting on behalf of Allos, either alone or jointly with others, excluding, however, employees of Salford, CRT, CU, PICR and CR-UK.

1.3          “CR-UK” means Cancer Research UK, a company registered in England and Wales with registered number 4325234 and charity registered in England under charity number 1089464 by which CRT is wholly-owned.

1.4          “Commercially Reasonable Efforts” means the level of efforts and resources required to carry out a research, development or commercialization activity with respect to a given product in a manner consistent with accepted business practices and legal requirements, sound scientific judgment and comparable to efforts in the pharmaceutical industry made by a similarly situated company applicable to development of compounds at an equivalent stage of development and similar market potential.

1.5          “Competent Authority” means any local or national agency, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over this Agreement or any of the parties or over the development or marketing of medicinal products in the Field of Use.

1.6          “CRT Improvements” means any invention, the practice of which would also require the practice of an invention claimed in or covered by the Licensed Patents listed in Appendix B and which is a modification of or improvement to the inventions claimed in or covered by the Licensed Patents listed in Appendix B, made by CRT, CR-UK or PICR researchers (if such invention is assigned to CRT under the TTA) to whom CRT permits access to the Licensed Technology in the exercise of its reserved rights hereunder, but excluding, for the avoidance of doubt, any research performed by other entities that generate intellectual property that may be owned by CRT.

1.7          “CU Improvements” means any invention, the practice of which would also require the practice of an invention claimed in or covered by the Licensed Patents and which is a modification of or improvement to the inventions claimed in or covered by the Licensed Patents, made by CU researchers to whom CU permits access to the Licensed Technology in the exercise of its reserved rights hereunder.

1.8          “Current RH-1 Formulation” means RH-1 as formulated with [*].

1.9          “[*]” means any form of [*] being used, as of the Effective Date, in the on-going Phase I human clinical trial being sponsored by CR-UK.

1.10        “Data Option Agreement” means the agreement executed and effective as of the Effective Date by and between Allos and CR-UK pursuant to which CR-UK grants to Allos an option to acquire exclusive rights to certain clinical data generated by CR-UK in connection with a clinical trial that is currently being conducted by CR-UK.

1.11        “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.12        “Field of Use” means all therapeutic and diagnostic uses, including human and veterinary diseases.

1.13        “Improvements” means, collectively, the CRT Improvements, the CU Improvements and the Salford Improvements.

1.14        “IND” means an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

1.15        “Jointly” means (a) with the written consent of all the Licensors or (b) with the written consent of one or more Licensors (“Lead Licensors”) in circumstances where the consent of the remaining Licensors has been sought in writing by the Lead Licensors on forty (40) day’s notice and no response has been received from the remaining Licensors.

1.16        “Licensed Know-How” means any proprietary data, information, technique, know-how, or trade secret owned or controlled by the Licensors as of the Effective Date that is necessary or useful (a) for the practice of the Licensed Patents, or (b) to make, use or sell Licensed Products, as more specifically described in Appendix A.

1.17        “Licensed Patents” means the United States and foreign patents and/or patent applications claiming or covering any Licensed Product, any Improvements or both, including the patents listed in Appendix B, together with all continuations, continuations-in-part and divisionals thereof, and all corresponding reexaminations, reissues and extensions thereof and all foreign counterparts of any of the foregoing.

1.18        “Licensed Product” means a product containing any formulation of the Patent Compounds.

1.19        “Licensed Technology” means the Licensed Know-How, the Licensed Patents and the Improvements, including all intellectual property rights therein.

1.20        “NDA” means a New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union), the filing of which is necessary to market and sell Licensed Product in such jurisdiction.

1.21        “Net Sales” means, the gross amount billed or invoiced by Allos, its Affiliates or sublicensees or its Affiliates to any other Third Parties for a Licensed Product, less:

(a)           discounts, including cash and quantity discounts, chargeback payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, purchasers and reimbursers or to trade customers;

(b)           credits or allowances actually granted upon claims for damaged goods, rejections or returns of a Licensed Product, including recalls;

(c)           freight, postage, shipping, transportation and insurance charges actually allowed or paid for delivery of a Licensed Product to the extent billed; and

(d)           sales (such as value-added tax or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the importation, use or sale of a Licensed Product (excluding any taxes paid on the income from such sales).

Notwithstanding the foregoing, amounts received by Allos, its Affiliates or sublicensees or its Affiliates for the sale of a Licensed Product among Allos, its Affiliates and sublicensees or their Affiliates for resale shall not be included in the computation of Net Sales hereunder.  Where a transfer or other disposition of Licensed Product is made by Allos, its Affiliates or sublicensees or their Affiliates to any other Third Parties, for consideration other than monetary, such consideration shall be valued at the fair market value thereof as at the date of sale and shall constitute Net Sales.

If Allos, its Affiliate or sublicensee or its Affiliate sells a Licensed Product in the form of a combination product containing one or more active therapeutic ingredients in addition to the Licensed Product (other than an ingredient triggering a royalty deduction under Section 4.7), Net Sales for such combination product will be calculated by multiplying actual Net Sales thereof by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the combination, if sold separately.  If, on a country-by-country basis, the other active ingredient or ingredients in the combination are not sold separately in said country, Net Sales shall be calculated by multiplying actual Net Sales thereof by the fraction A/C where A is the invoice price of the Licensed Product if sold separately, and C is the invoice price of the combination product.  If, on a country-by-country basis, the Licensed Product is not sold separately in such country, Net Sales shall be determined by the Allos and the Licensors in good faith on the basis of the fair market value of the Licensed Product.

1.22        “Option” has the meaning set forth in Section 3.2.

1.23        “Patent Compounds” means RH-1 and other compounds claimed in the Licensed Patents listed in Appendix B.

1.24        “Patent Costs” means fees (including all application filing fees charged by any U.S. or foreign patent office) and reasonable expenses paid to legal counsel, and filing, maintenance and other reasonable out-of-pocket expenses incurred in connection with the prosecution and maintenance of any Licensed Patents, including the expenses incurred in connection with opposition proceedings before the U.S. Patent and Trademark Office or the equivalent proceeding in any foreign patent office.

1.25        “Phase 1 Trial” means a clinical study that is designed to determine the metabolism and pharmacologic actions of a pharmaceutical product in humans or, the side effects associated with increasing doses, or, if possible, to gain early evidence on effectiveness.

1.26        “Phase 2 Trial” means a controlled clinical study designed to evaluate the effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or condition under study or to determine the common short-term side effects and risks associated with the drug.

1.27        “Phase 3 Trial” means a randomized, controlled, two-arm clinical study of a pharmaceutical product designed to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug or to provide an adequate basis for physician labeling.

1.28        “PICR” means the Paterson Institute for Cancer Research: Christie Hospital National Health Service Trust, Wilmslow Road, Manchester M20 9BX, a not for profit organisation organized under the laws of England and Wales.

1.29        “RH-1” means the Licensors’ proprietary benzoquinone compound, 2,5-diaziridinyl-3-(hydroxymethyl)-6-methyl-1,4-benzoquinone (as claimed in the Licensed Patents listed in Appendix B), and its racemates, isomers, prodrugs, active metabolites, analogs and any pharmaceutically acceptable salt or complex thereof.

1.30        “Salford Improvements” means any invention, the practice of which would also require the practice of an invention claimed in or covered by the Licensed Patents and which is a modification of or improvement to the inventions claimed in or covered by the Licensed Patents, made by Salford researchers to whom Salford permits access to the Licensed Technology in the exercise of its reserved rights hereunder.

1.31        “Sublicense Revenue” means any and all revenues and non-monetary consideration (to be valued at the fair market value thereof at the date of receipt, except for equity, which shall be valued on the date of disposal by Allos) received by Allos or its Affiliates from a Third Party as consideration for the grant of, or any rights in relation to a sublicense under the rights granted to Allos by the Licensors pursuant to Section 2.1, excluding sums received:  (a) as royalties; and excluding for the avoidance of doubt sums received; (b) for the purchase of an equity interest in Allos equal to or less than the fair market value of such shares at the time of issuance by Allos (provided that the value of such equity interest represents not more than [*] of the total up front consideration for the grant of the sublicense); (c) as fair consideration for research and development work performed for any Third Party by or on behalf of Allos; (d) as fair consideration for any other property, rights or services that have been or are expected to be furnished by Allos to such sublicensee; or (e) in the form of a loan, as credit or pursuant to a credit line to Allos.  Notwithstanding the foregoing, if Allos receives revenue in consideration for the grant of, or any rights in relation to a sublicense under the licenses granted to Allos hereunder and such sublicense also includes the grant of a license or sublicense to other technology controlled by Allos but not acquired from the Licensors, then the foregoing amount shall be adjusted by a percentage that fairly represents, as reasonably determined by the parties, the contribution of the Licensed Technology to the total revenue received by Allos.  In addition, with respect to any payments made by a sublicensee for milestones achieved that correspond to any of the milestone events described in Section 4.4 below, only those portions of such milestone payments that exceed the corresponding milestone payments to be made by Allos under Section 4.4 will be considered Sublicense Revenue for purposes of this Agreement.

1.32       “Term” has the meaning set forth in Section 8.1.

1.33       “Territory” means worldwide.

1.34       “Third Party” means any entity other than a party to this Agreement or an Affiliate of such party.

1.35       “Tobacco Company” means a corporation, company, partnership, other organization or person with a material ownership interest in the tobacco industry (other than ownership interests in investment firms or funds held as part of a portfolio of investments).

1.36       “TTA” has the meaning given in the Background to this Agreement.

1.37       “Valid Claim” means (a) an unexpired claim of an issued patent within the Licensed Patents that has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending application within the Licensed Patents, which claim has been pending for no more than [*] as of the date upon which pendency is determined.

2.                                      LICENSE GRANTS; TECHNOLOGY TRANSFER.

2.1          Grants to Allos.

(a)           By CRT.  CRT hereby grants to Allos, during the Term and subject to the terms and conditions of this Agreement:

(i)           an exclusive (even as to CRT, but subject to CRT’s reserved rights under Section 2.3), royalty-bearing license, with the right to grant sublicenses in accordance with Section 2.2, under CRT’s interest in the Licensed Technology (excluding for this purpose CRT’s interest in CRT Improvements), to make, have made, use, sell, offer for sale and import Licensed Products in the Territory and within the Field of Use; and

(ii)         a non-exclusive royalty-free license, with the right to grant sublicenses in accordance with Section 2.2, under CRT’s interest in the Licensed Technology,

including CRT’s intellectual property rights in and to CRT Improvements, to make, have made, use, sell, offer for sale and import Licensed Products in the Territory and within the Field of Use; provided, however, that Allos shall have the option to include any CRT Improvement under the exclusive license set forth in Section 2.1(a)(i) above by providing written notice to CRT within [*] after the disclosure by CRT to Allos of such CRT Improvement and reimbursing CRT for any patent costs incurred in connection with such CRT Improvement.

(b)           By CU.  CU hereby grants to Allos, during the Term and subject to the terms and conditions of this Agreement, an exclusive (even as to CU, but subject to CU’s reserved rights under Section 2.3), royalty-bearing license, with the right to grant sublicenses in accordance with Section 2.2, under CU’s interest in the Licensed Technology, including CU’s intellectual property rights in and to CU Improvements, to make, have made, use, sell, offer for sale and import Licensed Products in the Territory and within the Field of Use.

(c)           By Salford.  Salford hereby grants to Allos, during the Term and subject to the terms and conditions of this Agreement, an exclusive (even as to Salford, but subject to Salford’s reserved rights under Section 2.3), royalty-bearing license, with the right to grant sublicenses in accordance with Section 2.2, under Salford’s interest in the Licensed Technology, including Salford’s intellectual property rights in and to Salford Improvements, to make, have made, use, sell, offer for sale and import Licensed Products in the Territory and within the Field of Use.

The foregoing rights include the right to use the Licensed Products to conduct clinical trials and to develop and seek regulatory approval in all jurisdictions within the Territory.

2.2          Sublicensing.  Allos may sublicense to Affiliates or any Third Party other than a Tobacco Company the licenses granted in Section 2.1 without the prior written consent of any of the Licensors; provided that the terms and conditions of such sublicenses are consistent with the terms and conditions of this Agreement and such sublicense prohibits further sublicensing of such licenses without the written consent of the Licensors.  Allos agrees to use all commercially reasonable efforts to enforce against breaches of such sublicenses where such breach could be reasonably expected to prejudice the Licensors or the intellectual property rights in the Licensed Technology. Allos shall forward to all Licensors a copy of each fully executed sublicense agreement within thirty (30) days of the execution of such agreement.  The Licensors acknowledge that any obligations of Allos under this Agreement, including an obligation to cure a breach pursuant to Section 8.3 hereof, may be performed by a sublicensee on behalf of Allos but all such obligations remain the obligations of Allos under this Agreement.

2.3          Reservation of Rights.  No right or license under the Licensed Technology is granted or shall be granted by implication.  All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.  The Licensors shall retain the non-transferable right to practice the Licensed Technology solely for their own non-clinical, internal, non-commercial research, teaching and education.  For avoidance of doubt, no Licensor may undertake research sponsored by a Third Party commercial entity relating to the Licensed Technology in connection with which such Third Party receives a license or an option to resulting intellectual property; provided, however, that the foregoing will not prevent any Licensor from receiving a general sponsorship or general research funding from a commercial entity where such entity does not receive a license or option to intellectual property created through use of such sponsorship or research funding.  Any rights reserved by CRT hereunder may be exercised or sublicensed to CR-UK, PICR or both subject to the terms of this Agreement, including, without limitation, the grant of exclusive rights in CRT Improvements to Allos under Section 2.1(a) hereof.  Neither the Licensors nor CR-UK, PICR or any Affiliate of a Licensor may conduct or initiate any study involving the administration of RH-1 in humans (except the on-going Phase 1 Trial currently being conducted by CR-UK as described more fully in the Data Option Agreement), or authorize a Third Party to do so, without Allos’ prior written consent.

2.4          Technology Transfer.

(a)           Drug Inventory.  Concurrently with the Effective Date, the Licensors will use their reasonable efforts to facilitate the transfer from NCI of its inventory of RH-1 available as of the Effective Date (including all API and drug product in final form) pursuant to a material transfer agreement that will permit Allos to use such RH-1 inventory for its own internal research purposes and make available such RH-1 inventory to the Licensors for their own (or CR-UK and/or PICR) internal research purposes pursuant to Section 2.3 and to Third Parties for non-clinical and clinical studies conducted on behalf of Allos under an agreement between Allos and such Third Party.  Allos agrees to abide by the terms of such material transfer agreement.  Allos acknowledges that CR-UK and PICR may retain its existing inventory of RH-1 product for use in research permitted under Section 2.3 hereof or pursuant to Section 2.4(a) of the Data Option Agreement.  Following the Effective Date, Licensor may itself or through a Third Party, synthesize quantities of RH-1 for use in research permitted under Section 2.3 hereof or pursuant to Section 2.4(a) of the Data Option Agreement.  The Licensors agree that any manufacturing or supply agreements with a Third Party relating to RH-1 will include a provision transferring all rights to Improvements to the applicable Licensor that is a party to such agreement.

(b)           Other Materials; Improvements.  As soon as practicable after the Effective Date, but within no more than thirty (30) days, each of CRT, CU and Salford will transfer, and the Licensors will use their reasonable efforts to facilitate the transfer from the NCI, all Licensed Know-How, including without limitation, all relevant supporting manufacturing documentation and all relevant pharmacology, toxicology and any other pre-clinical and clinical information, in each case that is necessary or useful for the further clinical development of RH-1, including without limitation, the filing of an IND.  In addition, during the Term, each of CRT, CU and Salford will be individually responsible to disclose to Allos its own Improvements made, conceived or reduced to practice in connection with the exercise of the rights each party retains under Section 2.3 hereof, as applicable, in reasonable, written detail and for the delivery to Allos of all data, information and documents related thereto, promptly after CRT, CU or Salford, as the case may be, has notice of the creation, conception or reduction to practice of any such Improvement.  No individual Licensor shall be liable to Allos for the failure by any other Licensor to comply with the foregoing obligations.

2.5          Government and University Rights.  Notwithstanding any use of descriptive terms within this Agreement such as “exclusive”, this Agreement is subject to all of the terms and conditions of Title 35 U.S.C. §§ 200 et al (the “Bayh-Dole Act”) and 37 C.F.R. 401, as such may be amended.  Further, Allos agrees to take all reasonable action necessary to enable CU to satisfy its obligations thereunder.

3.                                      DEVELOPMENT.

3.1          Diligence.  Allos shall use Commercially Reasonable Efforts to develop and obtain regulatory approval of Licensed Products.  At least once in every calendar year during the Term, Allos will either (a) issue an annual report which describes its development activities during the twelve (12) month time period preceding the report or (b) convene a meeting or teleconference with representatives of the Licensors at which Allos’ development activities will be discussed.

3.2          Development Milestone.  Pursuant to the Data Option Agreement, Allos has an exclusive option to obtain an exclusive license to certain clinical trial data generated by CR-UK (the “Option”).  If Allos exercises the Option as provided in the Data Option Agreement, Allos will provide a copy of its notice of exercise to each of the Licensors.  If Allos exercises its Option, Allos will use Commercially Reasonable Efforts to file an IND within [*] of Option exercise; provided that Allos shall not be in breach of the foregoing development milestone if, in the good faith opinion of Allos, the available data do not support an IND filing within such timeframe; in which case, Allos shall:  (a) initiate additional pre-clinical studies; or (b) use Commercially Reasonable Efforts to take such other actions it deems necessary to support an IND filing.

3.3          Sponsored Research.  Allos will give good faith consideration to conducting any Allos-sponsored Phase 1 Trial or Phase 2 Trial for any Patent Compounds, at the University of Colorado Health Sciences Center (the “UCHSC”) or at a site affiliated with CR-UK or Salford.

4.                                      COMPENSATION.

4.1          Up Front Fees.  As partial consideration for the licenses granted pursuant to Section 2.1, on the Effective Date Allos shall pay an amount equal to [*], to be allocated among the Licensors as follows: (a) CU shall receive [*]; (b) CRT shall receive [*]; and (c) Salford shall receive [*].

4.2          Patent Costs Reimbursement.  Allos shall pay to CU on the Effective Date an amount equal to [*] as reimbursement for Patent Costs incurred prior to the Effective Date.

4.3          Option Exercise Fee.  As partial consideration for the licenses granted pursuant to Section 2.1, upon the exercise of the Option (as defined in Section 3.2), Allos will pay directly to the Licensors a one-time payment equal to [*] to be allocated among the Licensors by Allos in accordance with Section 4.8 below.

4.4          Milestone Payments.  Allos shall pay to the Licensors the following one-time milestone payments within [*] of the date of the first occurrence of the indicated event:

Milestone	Amount

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]
Total	$9,200,000

Allos shall notify each of the Licensors in writing promptly after it achieves a milestone event.  [*].  The milestone payments will be allocated among the Licensors by Allos in accordance with Section 4.8 below.

4.5          Sublicense Fees.  Allos shall pay to the Licensors a percentage of Sublicense Revenue received by Allos, payable within [*] of the receipt of such consideration,  according to the following schedule:  (a) [*] of all Sublicense Revenue received from a sublicensee in connection with a sublicense entered into within [*] of the Effective Date; (b) [*] of all Sublicense Revenue received from a sublicensee in connection with a sublicense entered into after [*] from the Effective Date, but prior to the [*] of the Effective Date; and (c) [*] of all Sublicense Revenue received from a sublicensee in connection with a sublicense entered into on or after the [*] of the Effective Date.  The payments will be allocated among the Licensors by Allos in accordance with Section 4.8 below.

4.6          Royalty Payments.  Subject to Section 8.1, Allos shall pay to the Licensors (to be allocated among the Licensors in accordance with Section 4.8 below) royalties on annual Net Sales of Licensed Products in the Territory as follows:

(a)           [*] of the Net Sales for the portion of Net Sales in a calendar year below or equal to [*];

(b)           [*] of the Net Sales for the portion of Net Sales in a calendar year above [*] but below or equal to [*]; and

(c)           [*] of the Net Sales for the portion of Net Sales in a calendar year above [*].

For the avoidance of doubt, Allos will retain the obligation to pay royalties on Net Sales of the Licensed Products by its Affiliate, an authorized sublicensee of Allos (or any Affiliate of such sublicensee) based on the formula specified in this Section 4.6.

4.7          Royalty Adjustments.

(a)           If, during the Term, Allos pays royalties to any Third Party (excluding any amounts to be paid under this Agreement or the Data Option Agreement) under patents owned or controlled by such Third Party in any country in the Territory which Allos is required to obtain a license in order to make, have made, use, sell, offer to sell or import the Patent Compounds, other than those licenses that may be required with respect to the Current RH-1-Formulation pursuant to Section 4.7(b) below, that, in the good faith opinion of Allos, must be used to make the Patent Compounds commercially feasible, Allos shall, for the period and in respect of the country (or countries) in respect of which such payment is made, be entitled to offset against royalties otherwise due under Section 4.6 above in such country (or countries) an amount equal to [*] of any royalties paid by Allos to such Third Party under such license; provided, however, in no event shall such deduction reduce the royalties otherwise payable during any calendar year in such country (or countries) by more than [*] of the total amount that would be otherwise owed under Section 4.6 but for such deduction.

(b)           If, during the Term, Allos pays royalties to any Third Party (excluding any amounts to be paid under this Agreement or the Data Option Agreement) under patents owned or controlled by such Third Party in any country in the Territory which Allos is required to obtain a license in order to make, have made, use, sell, offer to sell or import [*] for use with the Patent Compounds in the Current RH-1 Formulation or the combination of the [*] with the Patent Compounds in the Current RH-1 Formulation (or both), Allos shall, for the period and in the country (or countries) in respect of which such payment is made, be entitled to reduce the royalties otherwise payable to the Licensors hereunder during any calendar year in such country (or countries) by [*] of the total amount that would be otherwise owed under Section 4.6 in each royalty tier.

(c)           If during the Term in the reasonable opinion of Allos, a license is required under the patents described in Section 4.7(b) above, and as a result Allos elects to develop an alternative formulation of RH-1 other than the Current RH-1 Formulation, the royalty rates set forth in Section 4.6 applicable to Allos’ subsequent Net Sales of the alternative formulation shall be reduced by [*] in each royalty tier and in all countries of the Territory.

(d)           For the sake of clarity, the royalty reductions described in Sections 4.7(a), 4.7(b) and 4.7(c) above are [*] shall Allos be entitled to reduce the royalties otherwise owed under Section 4.6 in relation to any Licensed Product [*] the mechanisms described in Sections 4.7(a), 4.7(b) or 4.7(c).

4.8          Revenue Sharing of Royalty and Milestone Payments by Licensors.  With respect to the (a) Option exercise fee payment (pursuant to Section 4.3), (b) milestone payments (pursuant to Section 4.4), (c) sublicense fee payments (pursuant to Section 4.5) and (d) royalty payments (pursuant to Section 4.6) made by Allos, CU shall receive [*] of all such payments, CRT shall receive [*] of all such payments and Salford shall receive [*] of all such payments.

5.                                      PAYMENTS; REPORTING.

5.1          Payment Terms.  All payments due under this Agreement shall be payable in U.S. dollars by check or by wire transfer in immediately available funds to a bank and account designated in writing by the Licensors.  Royalties payable to the Licensors pursuant to Section 4.6 shall be due and payable [*] after the end of each calendar quarter and shall be accompanied by a report as set forth in Section 5.4.  When conversion of royalty payments from any foreign currency is required, such conversion shall be at an exchange rate calculated using the average of the rates of exchange for the currency of the country from which the royalties are payable as published by The Wall Street Journal on the last business day of each month during the calendar quarter for which a payment is due.

Payments to be made to each of the Licensors shall be made to the following addresses, unless written notice of a change is provided to Allos in accordance with Section 11.4:

In the case of CRT:

[*]

In the case of CU:

[*]

In the case of Salford:

[*]

5.2          Sufficiency of Payments.  The fees, reimbursements, milestones and royalty payments set forth in this Agreement constitute the entire consideration due and payable by Allos for the rights to practice the Licensed Technology as permitted herein.

5.3          Taxes.  The Licensors will be responsible for any and all taxes levied on account of any payments made to it under this Agreement.  If any taxes are required to be withheld by Allos from any allocated payment to be made to a Licensor pursuant to Section 4.8, Allos will:  (a) deduct such taxes from such payment; (b) timely pay the taxes to the proper taxing authority; (c) send proof of payment to the applicable Licensor and certify its receipt by the taxing authority; and (d) give such Licensor reasonable assistance in claiming exemption from (or if that is not possible) a credit for the deduction or withholding under any applicable double taxation agreement or similar agreement from time to time in force.

5.4          Reports.  Following the first commercial sale of a Licensed Product, within thirty (30) days after the end of each calendar quarter, Allos shall furnish to each of the Licensors a written report showing in reasonably specific detail, on a country-by-country basis:  (a) the gross sales of each Licensed Product sold by Allos, its Affiliates and its sublicensees (and their Affiliates) during the reporting period; (b) the calculation of the Net Sales from such gross sales; and (c) the calculation of royalties due from such Net Sales including, without limitation, details of the duration, territory and amount of any deductions made pursuant to Section 4.7.  Allos shall notify each of the Licensors in writing promptly after it achieves the first commercial sale of a Licensed Product.  With respect to sales of Licensed Products invoiced in a currency other than United States dollars, the gross sales, the Net Sales and royalties payable shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the royalty payable, determined as provided in Section 5.1 above.  Allos shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and the Net Sales and to enable the royalties payable hereunder to be determined. Such records shall be retained for at least five (5) years after the close of the period to which they pertain, or for such longer time as may be required to finally resolve any question or discrepancy raised by the Licensors.

5.5          Audits.  Upon the written request of all of the Licensors acting Jointly, and not more than once in each calendar year, Allos shall permit an independent certified public accounting firm of nationally recognized standing, selected by the Licensors and reasonably acceptable to Allos, at the Licensors’ expense (except as provided below), to have access during normal business hours to such of the records of Allos as may be reasonably necessary to verify the accuracy of the royalty reports provided under this Agreement.  The accounting firm shall disclose to the Licensors the findings of the accuracy of any report made or payment submitted by Allos during the audited period, but shall not disclose to any of the Licensors any confidential information of Allos not necessary for such purpose.  If the accounting firm concludes that additional royalties were owed during the audited period, Allos shall pay the additional royalties within thirty (30) days of the date the Licensors deliver to Allos the accounting firm’s written report so concluding.  The expense of such audit shall be borne by the Licensors; provided, however, that if an error of more than [*] is discovered, then such expenses shall be paid by Allos.

6.                                      CONFIDENTIALITY.

6.1          Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, during the Term and for a period of five (5) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided in this Agreement any information that is not published or otherwise publicly available disclosed to it by, or obtained directly or indirectly from, another party pursuant to this Agreement (“Confidential Information”).  Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement.  Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information, but in no event less than reasonable care.  Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information.  The parties hereto acknowledge that Licensed Know-How constitutes Confidential Information that is subject to the obligations of this Section 6.1 and Section 6.4 below.

6.2          Exceptions.  The nonuse and nondisclosure obligations set forth in Section 6.1 shall not apply to any information that the receiving party can prove by competent written evidence:

(a)           is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public;

(b)           is known by the receiving party at the time of receiving such information;

(c)           is hereafter furnished to the receiving party, as a matter of right and without restriction on disclosure, by a third party who is under no restriction on disclosure;

(d)           is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or

(e)           is the subject of a written permission to disclose provided by the disclosing party.

6.3          Authorized Disclosures.  Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

(a)           filing or prosecuting patents as permitted by this Agreement;

(b)           relevant regulatory filings;

(c)           prosecuting or defending litigation as permitted by this Agreement; and

(d)           complying with applicable court orders or governmental regulations.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of another party’s Confidential Information pursuant to Section 6.3(c) or (d), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.  The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the United States Securities and Exchange Commission or as otherwise required by law.

6.4          Publication.  The Licensors shall be free to use the results of activities conducted in connection with the exercise of their reserved rights set forth in Section 2.3 for their own non-clinical, internal non-commercial teaching, research, educational and publication purposes so long as such use does not violate this Article 6.  Each of CRT, CU and Salford agree to submit to Allos for its review and comment, a copy of any material resulting from such activities proposed for disclosure or publication, such as by oral presentation, manuscript or abstract, at least [*] prior to the estimated date of publication, and if no response is received within [*] of the date submitted to Allos, it will be conclusively presumed that the publication may proceed without delay.  The publishing party shall at Allos’ request within such [*] review period delay publication for up to a further [*] if (a) Allos feels that the conclusions are not supported by the data or that the proposed publication or disclosure would adversely affect Allos’ regulatory strategy or the regulatory approval of any Licensed Product, in which case the relevant parties shall make a good faith attempt to resolve such issues during this period; provided, however, that the publishing party may then proceed with such publication without further delay and/or (b) if Allos determines that the proposed publication or disclosure contains patentable subject matter that requires protection or Allos Confidential Information which requires deletion, such delay for the purpose of preparing and filing appropriate patent applications and/or making such deletions; provided that in each case Allos will, with CU’s or CR-UK’s and/or PICR’s assistance if appropriate (which CRT shall use reasonable endeavours to procure), use its best efforts to avoid any delays that would result in missing the submission deadline for the publication’s proposed publication date.  For the avoidance of doubt, publication may not be delayed pursuant to this Section 6.4 for more than [*] after the date the publication is submitted to Allos.

6.5          Publicity.  Except as otherwise required by applicable law, regulation or order of a governmental agency or court of competent jurisdiction, neither party shall use the name of another party, its Affiliates or clinical trial sites, or the directors, officers or employees of a party, its Affiliates or a clinical trial site in any advertising, news release or other publication, without the prior express written consent of such party.  Notwithstanding the foregoing, the parties intend to issue a joint press release announcing the execution of this Agreement.  Following the initial joint press release to be agreed in writing announcing this Agreement, each party shall be free to disclose, without any other party’s prior written consent, the existence of this Agreement, the identity of the other parties, and those terms of the Agreement and information regarding the parties’ activities hereunder that have already been publicly disclosed in accordance herewith.  Except as provided in the foregoing sentence, or as may be required by applicable law or regulation, none of the Licensors shall make any subsequent public announcements regarding this Agreement and under no circumstances shall make any public disclosure of its financial terms, without the prior written consent of Allos.  Allos shall be free to issue subsequent public announcements relating to this Agreement without the prior consent of the other parties so long as Allos does not use in any such announcement the name of any other party or such party’s directors, officers or employees without their consent.

7.                                      PATENT PROSECUTION AND ENFORCEMENT.

7.1          Allos Improvements.  All Allos Improvements arising during the Term and all intellectual property rights pertaining thereto, shall be solely owned by Allos.  Allos shall control the filing, prosecution and maintenance of patents claiming any Allos Improvements at its own cost and using counsel of its choice and in such countries as Allos determines is appropriate.

7.2          Patent Prosecution and Maintenance.  Allos shall control the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patents on or after the Effective Date, using patent counsel reasonably acceptable to the Licensors.  Allos shall be responsible for the payment of all Patent Costs incurred after the Effective Date relating to the filing, prosecution, and maintenance of the Licensed Patents.  Allos shall seek reasonable claims to protect the Licensed Patents consistent with Allos’ overall patent strategy.  Allos’ patent counsel shall keep the Licensors advised as to the status of the Licensed Patents by providing the Licensors, in a timely manner at least [*] prior to their due date, with copies of all official documents and correspondence relating to the filing, prosecution, maintenance, and validity of the Licensed Patents.  The Licensors shall have [*] to review and comment on patent-related documents prior to the filing of such documents and correspondence and shall provide such other reasonable assistance from time to time at the request of Allos as necessary to file, prosecute and maintain such applications, at Allos’ expense.  Allos shall not abandon prosecution of any patent application without first notifying the Licensors [*] prior to any bar date, of Allos’ intention and reasons therefore, and providing the Licensors with reasonable opportunity to assume responsibility for prosecution, maintenance and associated costs of such patents and patent applications.

7.3          Enforcement of Patents.  Allos, CRT, CU and Salford shall promptly notify the other parties of any infringement known to it of the Licensed Patents and shall provide the other parties with the available evidence, if any, of such infringement.  Allos, at its sole expense, shall have the right to determine the appropriate course of action to enforce the Licensed Patents or otherwise abate the infringement thereof or to take (or refrain from taking) appropriate action to enforce the Licensed Patents.  Allos shall make Commercially Reasonable Efforts to enforce the Licensed Patents taking into account all factors associated with such actions.  Allos shall have the right to control any litigation or other enforcement action relating to the Licensed Patents in the Field of Use and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Licensed Patents; provided, however, that Allos shall not enter into any settlement that adversely affects the enforceability or validity of any of the Licensed Patents and shall consider, in good faith, the interests of the Licensors in any such settlement.  Within ninety (90) days after notice of a material and continuing infringement of the Licensed Patents, Allos shall notify each of the Licensors whether or not Allos intends to take action against the alleged infringer.  If Allos notifies the Licensors that it does not intend to take action, or if within one hundred eighty (180) days after receipt of notice Allos does not abate such infringement or file suit to enforce the Licensed Patents against each infringing party, the Licensors shall have the right to take whatever action they Jointly deem appropriate to enforce the Licensed Patents, including bringing and controlling at its own expense a legal action in which, if legally necessary, Allos may be a named plaintiff.  If the Licensors Jointly or individually control any such enforcement action, such party shall not settle the action or otherwise consent to a judgment in such action that results in any grant to the Third Party of rights under the Licensed Patents, without the prior written consent of Allos.  All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patents shall be allocated among the parties as follows: (a) first to pay the reasonable expenses of the party (or parties) controlling the enforcement action or rendering assistance to such party (or parties); and (b) second the remainder will be considered “Net Sales” and an appropriate royalty will be paid to the Licensors pursuant to Section 4.6 above; and (c) the remainder will be retained by the party controlling the enforcement (or divided evenly among all parties controlling such action, as applicable).  Each party shall reasonably cooperate with the other party in the planning and execution of any action to enforce the Licensed Patents; provided, however, the party (or parties) controlling the enforcement action shall reimburse the other parties their reasonable expenses, including legal fees, incurred in connection with such cooperation.

7.4          Defense of Actions by Third Parties.  If a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patents shall be brought against Allos or raised by way of counterclaim or affirmative defense in an infringement suit brought by Allos under Section 7.3, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, U.S. Code or other statutes, Allos may:

(a)           defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patents in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement subject to Section 7.3; and

(b)           settle any claim or suit for declaratory judgment involving the Licensed Patents, except that Allos shall have no right to deny the validity of any patent, patent claim, or patent application included in the Licensed Patents in any compromise or settlement of any claim or suit for declaratory judgment without the express prior written consent of the Licensors.

If Allos elects not to defend against such declaratory judgment action, the Licensors, acting Jointly or individually, may do so at its own expense and shall be entitled to retain the entire amount of any recovery or settlement.

7.5          Patent Marking.  Allos, its Affiliates and sublicensees (and its Affiliates) shall mark each Licensed Product sold by them with the appropriate marking, giving notice to the public that such Licensed Product is patented (indicating the number of such issued patent of the Licensed Patents) or that a patent is pending, as applicable.

8.                                      TERM AND TERMINATION.

8.1          Term.  This Agreement shall commence as of the Effective Date, and unless terminated earlier as provided in this Article 8, shall expire on a country-by-country basis on the later of:  (a) expiration date of the last to expire Valid Claim that would be infringed by the manufacture, use or sale of a Licensed Product in such country absent the license hereunder; or (b) the expiration of any market exclusivity available to a Licensed Product from a Competent Authority in such country; or (c) [*] from the first arms length sale of a Licensed Product by Allos, its Affiliate or sublicensee or its Affiliate in the United States or European Union to any other Third Parties (the “Term”).  Insofar as part (c) of this Section 8.1 is the sole reason that this Agreement has not expired in any country or countries, the Net Sales in such country or countries shall be subject to a reduced royalty equal to [*] of the total amount that otherwise would be owed under Section 4.6 but for such reduction.

8.2          Termination by Allos.  Allos may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to each of the Licensors.

8.3          Termination for Cause.

(a)           The Licensors, acting Jointly, may elect to terminate this Agreement upon written notice to Allos if Allos breaches any material provision of this Agreement and fails to cure or commence action to cure such breach within the sixty (60) day period following receipt of written notice from the Licensors specifying the nature of the breach in reasonable detail.  In the case of a non-monetary breach, the cure period may be extended for such longer period as may reasonably be necessary if cure is not reasonably possible within the initial sixty (60) day period, provided that Allos continues its diligent efforts to cure.

(b)           Allos may terminate this Agreement upon written notice to each of the Licensors if CRT, CU or Salford breaches any material provision of this Agreement and fails to cure or commence action to cure such breach within the sixty (60) day period following receipt of written notice from Allos specifying the nature of the breach in reasonable detail.  The cure period may be extended for such longer period as may reasonably be necessary if cure is not reasonably possible within the initial sixty (60) day period, provided that the breaching party continues its diligent efforts to cure.

Failure to exercise a termination right under this Agreement shall not preclude the Licensors or Allos from pursuing any other damages, compensation or relief that it may be entitled to in connection with a material breach of this Agreement.

8.4          Effect of Termination or Expiration.  Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.  Upon expiration of this Agreement in a particular country pursuant to Section 8.1 above and payment of all amounts owed by Allos prior to such expiration, Allos shall have a fully paid-up, royalty free license under the Licensed Know-How to make, use, sell, offer for sale and import Licensed Products in such country.  Upon termination of this Agreement by Allos under Section 8.2 or Section 8.3(b), above, or by the Licensors under Section 8.3(a), above, the license granted to Allos under Section 2.1 shall terminate.  Upon any early termination of this Agreement, Allos shall provide to each of the Licensors a written statement of the amount of inventory of all Licensed Product in process of manufacture and in stock, and shall have the right to dispose of such Licensed Product for a period of one (1) year from the date of termination, subject to the payment of royalties at the rate and at the time provided pursuant to Articles 4 and 5.  The provisions of Sections 5.3, 5.4, 6.1, 6.2, 6.3, 8.4, 9.4, 9.5, 10.1, 10.2 and Article 11, and any other provision of this Agreement that by its nature is intended to survive, shall survive any termination or expiration of this Agreement.  In the event that this Agreement is terminated by the Licensors for any reason, any sublicense granted by Allos shall remain in full force and effect, provided that the sublicensee is in good standing (that is the sublicensee is not in material breach of any of the provisions of this Agreement) and the sublicensee agrees to be bound to the Licensors pursuant to the terms and conditions of such sublicense agreement.  Nothing in this Section shall confer any liability on the Licensors for any dispute between Allos and such sub-licensee and notwithstanding the foregoing, the Licensors shall not be obliged to enter into such direct license in circumstances in which the sublicensee reserves any right to maintain a claim against one or more of the Licensors.

9.                                      REPRESENTATIONS AND WARRANTIES.

9.1          Mutual Representations and Warranties.  Each party represents and warrants to the others that:

(a)           Corporate Power.  It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)           Due Authorization.  It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action.

(c)           Binding Agreement.  This Agreement is legally binding upon it and enforceable in accordance with its terms.

9.2          Intellectual Property Representations.

(a)           (i) each of CRT, CU and Salford, acting individually and in its own capacity, represents and warrants to Allos that:  it has sufficient legal and/or beneficial title under its interest in the Licensed Patents and Licensed Know-How necessary to grant the licenses set forth in this Agreement; and (ii) each of CU and Salford acting individually and in its own capacity, represents and warrants to Allos that it has not granted, and to its knowledge no Third Party has granted, any right to any Third Party that would conflict with the rights granted to Allos hereunder and (iii) CRT warrants that it has not granted any right to any Third Party that would conflict with the rights granted to Allos hereunder .

(b)           Each of CRT, CU and Salford, acting individually and in its own capacity, represents and warrants to Allos that:  (i) no written notice has been received from a Third Party threatening or instituting actions which challenge its rights under the Licensed Patents; and (ii) no written notice from a Third Party has been received by it alleging that the manufacture, use or sale of Patent Compounds infringes the proprietary rights of such Third Party.

9.3          Regulatory Representations.  Each of CU and Salford, acting individually and in its own capacity, represents and warrants to Allos that, to the best of its knowledge:  (a) it has complied in all material respects with all applicable laws and regulations in connection with the preparation and submission of any filings directly related to RH-1 with any regulatory authority; (b) it has filed with applicable regulatory authorities all required and material notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to RH-1; (c) there is no pending or overtly threatened action by the regulatory authorities that will have a material adverse effect on the regulatory approval of the RH-1 or any Licensed Products; and (d) in connection with the generation of data relating to RH-1, it has not engaged or utilized the services of any person who has been or is threatened with debarment under the Generic Drug Enforcement Act or subject to any other comparable administrative, institutional or other sanction for misconduct.

9.4          Disclaimer.  Except as expressly set forth in this Agreement, CRT, CU AND SALFORD MAKE NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUME NO RESPONSIBILITIES WHATSOEVER, WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY ALLOS, ITS AFFILIATES, SUBLICENSEE(S) OR THEIR VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCT INCORPORATING OR MADE BY USE OF THE INTELLECTUAL PROPERTY LICENSED UNDER THIS AGREEMENT.  EACH OF CRT, CU AND SALFORD EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THOSE ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

9.5          Limitation of Liability.  Subject to Allos’ right to terminate this Agreement as provided in Section 8.3 herein, no Licensor shall be liable for any breach committed solely by any other Licensor.  EXCEPT IN CONNECTION WITH LIABILITY FOR BREACH OF ARTICLE 6

(CONFIDENTIALITY), NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANOTHER PARTY ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 9.5 SHALL NOT BE CONSTRUED TO LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10.

10.                               INDEMNIFICATION.

10.1        By Allos.  Allos shall indemnify, defend and hold harmless CRT, CU, Salford and PICR and their respective directors, officers, employees and agents from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (collectively “Losses”) that they may suffer as a result of any claims, demands, actions or other proceedings (collectively, “Claims”) made or instituted by a Third Party against any of them to the extent that such Claims arise or relate to the possession, research, development, manufacture, use, sale, offering for sale, importation or administration of Licensed Product by Allos, its Affiliates and sublicensees; except to the extent such Claims are based on the negligence or intentional misconduct of a party seeking indemnification under this provision.

10.2        Insurance.  Allos, at its own expense, shall maintain product liability insurance on a “loss occurring” basis in an amount consistent with industry standards while any Licensed Product is being marketed and sold by Allos during the Term and for [*] after termination of this Agreement.  Allos shall provide a certificate of insurance evidencing such coverage to the Licensors upon request.

11.                               MISCELLANEOUS.

11.1        Assignment.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.  The Agreement may not be assigned by any party without the express written consent of the other parties; provided, however, that Allos may assign the Agreement without such consent to any successor in interest (other than a successor that is a Tobacco Company, which assignment will require CRT’s prior written consent) in connection with a merger, consolidation or sale of all or substantially all of its assets to which this Agreement relates.  Each of the Licensors may assign this Agreement to an entity that may contract with such Licensor to manage its licensing function, upon written notice to Allos; provided, however, that such an assignment shall not relieve such Licensor of its obligations under this Agreement.

11.2        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without the application of any principle that leads to the application of the laws of any other jurisdiction.

11.3        Dispute Resolution.  In the event of any dispute arising out of or relating to this Agreement, the affected party shall promptly notify the other party (“Notice Date”), and the parties shall attempt in good faith to resolve the matter.  Any disputes not so resolved shall be referred to senior executives, who shall meet at a mutually acceptable time and location within thirty (30) days of the Notice Date and shall attempt to negotiate a settlement.  If the senior executives fail to meet within thirty (30) days of the Notice Date, or if the matter remains unresolved for a period of sixty (60) days after the Notice Date, then either party may at any time thereafter pursue any remedy available to it at law or in equity through a court of competent jurisdiction in the State of Colorado.

11.4        Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, or by facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other.  Notice shall be deemed sufficiently given for all purposes upon the earlier of:  (a)  if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to CU:	If to Allos:

Office of Technology Transfer	Allos Therapeutics, Inc.
University of Colorado, 588 SYS	11080 Circle Point Road, Suite 200
Suite 390, 4001 Discovery Drive	Westminster, Colorado 80020
Boulder, CO 80309-0589
Attn: License Administrator	Attn: Senior Director, Corporate Development
Fax: +1 (303) 735-3831	Fax: +1 (303) 426-4731

If to CRT	If to Salford:

Cancer Research Technology Ltd.	University of Salford
Sardinia House, Sardinia Street	Salford
London, WC2A 3NL, UK	Greater Manchester, UK, M5 4WT

Attn: Chief Executive Officer	Attn: Enterprise Development Manager (Technology Transfer)
Fax: +44 207 269 3641	Fax: +44 161 295 5494

11.5        Independent Contractors.  The relationship of the parties, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture, employer-employee or similar business relationship between the parties, except as expressly set forth herein.  No party is a legal representative of any other party, and no party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of another party for any purpose whatsoever.

11.6        No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

11.7        Non-Waiver.  The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

11.8        Force Majeure.  Except with regard to the payment of money, a party shall not be held liable or responsible to another party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or another party.

11.9        Government Immunity.  Nothing in this Agreement is intended or shall be construed as a waiver, either express or implied, of any of the immunities, rights, benefits, defenses or protections provided to CU under governmental or sovereign immunity laws from time to time applicable to CU, including, without limitation, the Colorado Governmental Immunity Act (C.R.S. §§ 24-10-101, et seq.) and the Eleventh Amendment to the United States Constitution.

11.10      Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity or enforceability of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated or unenforceable part, and such invalidated or unenforceable part of this Agreement shall be replaced, reformed or narrowed so that the original business purpose can be accomplished to the fullest extent permitted by applicable law.

11.11      Entire Agreement; Modification.  The terms and provisions contained in this Agreement constitute the entire Agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement will be binding upon either party hereto, unless in writing which specifically refers to this Agreement, signed by duly authorized officers or representatives of the respective parties, and the provisions of this Agreement not specifically amended thereby shall remain in full force and effect according to their terms.

11.12      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

<< Signature Page Follows >>

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

THE REGENTS OF THE UNIVERSITY OF COLORADO		ALLOS THERAPEUTICS, INC.

By:	/s/ David N. Allen	By:	/s/ Michael E. Hart
Name:	David N. Allen	Name:	Michael E. Hart
Title:	Assoc. VP	Title:	President & CEO

CANCER RESEARCH TECHNOLOGY LTD.

By:	/s/ KS Blundt
Name:	KS Blundt
Title:	COO

UNIVERSITY OF SALFORD

By:	/s/ R Corner
Name:	Mr R Corner
Title:	Director of Finance

LICENSE AGREEMENT

SIGNATURE PAGE

APPENDIX A

LICENSED KNOW-HOW

[*]

•	[*]

•	[*]

•	[*]

•	[*]

•	[*]

A-1

APPENDIX B

LICENSED PATENTS

Patent/Application number	Country	Title
[*]	[*]	[*]
[*]	[*]	[*]

B-1